EXHIBIT 1
JOINT FILING AGREEMENT
In accordance with Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended, the persons named below agree to the joint filing on behalf of each of them of a Statement on Schedule 13D and any amendments to it with respect to Common Stock, $1.00 par value per share, of Colony Bankcorp, Inc. and further agree that this Joint Filing Agreement be included as an Exhibit to those joint filings. Each of the undersigned agrees to be responsible for the timely filing of the Schedule 13D and any amendments thereto, and for the completeness and accuracy of the information concerning itself contained therein. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument.

Dated: February 16, 2021

JONATHAN W.R. ROSS

By:    /s/ Jonathan W.R. Ross
    Jonathan W.R. Ross, Individually

THE R SIDNEY ROSS LIFE INSURANCE TRUST

By:     /s/ Jonathan W. R. Ross
Name:     Jonathan W. R. Ross
Title:     Trustee

THE JONATHAN W R ROSS FAMILY TRUST

By:    /s/ Jonathan W. R. Ross
Name:    Jonathan W. R. Ross
Title:    Trustee